Exhibit 5

PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio 43215
(614) 227-2000

September 3, 2004

FindWhat.com, Inc.
5220 Summerlin Commons Blvd., Suite 500
Ft. Myers, Florida 33907

     Re:      Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Gentlemen:

     With respect to Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-110067) (the “Registration Statement”) being filed with the Securities and Exchange Commission by FindWhat.com, Inc. (the “Company”) under the Securities Act of 1933, as amended, relating to the registration of the sale of up to 1,000,000 shares (the “Registered Shares”) of common stock of the Company, $0.001 par value (the “Common Stock”), by selling stockholders named in the Registration Statement, we advise you as follows:

     We are counsel for the Company and have participated in the preparation of the Registration Statement and the Amendment. We have reviewed the Company’s Certificate of Incorporation, the corporate action taken to date in connection with the Registration Statement and the issuance and sale of the Registered Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion. Based upon the foregoing and in reliance thereon, we are of the opinion that the 1,000,000 shares of Common Stock held by certain selling stockholders are duly and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the Amendment and to the use of our name under the caption “Legal Experts” in the prospectus included in the Registration Statement.

Very truly yours,

 /s/ Porter, Wright, Morris & Arthur LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP